CONTACT:	-OR-	TRBR INVESTOR RELATIONS COUNSEL:
Trailer Bridge, Inc.		The Equity Group Inc.
John D. McCown		www.theequitygroup.com
Chairman & CEO		Adam Prior (212) 836-9606
(800) 554 -1589		Devin Sullivan (212) 836-9608
www.trailerbridge.com

TRAILER BRIDGE APPOINTS NEW INDEPENDENT DIRECTOR;
REGAINS FULL COMPLIANCE WITH NASDAQ’S INDEPENDENT DIRECTOR REQUIREMENT

Jacksonville, FL – August 3, 2007 — Trailer Bridge, Inc. (NASDAQ Global Market: TRBR) today announced the appointment of Douglas E. Schimmel to the Company’s Board of Directors, bringing the current number of Board members to seven. With the addition of Mr. Schimmel, Trailer Bridge reestablishes compliance with NASDAQ Marketplace Rule 4350 that requires a majority of the directors be independent based upon NASDAQ standards. The Company regained full compliance well within the 180-day cure period set forth by NASDAQ.

Mr. Schimmel, 42, is a Managing Director/Portfolio Manager at Sandler Capital Management, a New York City based investment advisor that manages both hedge funds and private equity funds. Through its various on-shore and offshore funds, Sandler manages approximately $1.1 billion in assets. Mr. Schimmel, who joined Sandler in 1994, is a research analyst and leads credit analysis for the hedge funds. Prior to joining Sandler Capital, he was an equity research analyst at Merrill Lynch, covering and publishing research in the cable television and broadcasting industries. Before that, Mr. Schimmel was an analyst/portfolio manager at Wertheim Schroeder & Company specializing in media, telecommunications and package food and beverage company investments. He has a B.A. from the University of Miami.

Mr. Schimmel personally owns or controls 230,000 shares of Trailer Bridge stock that he purchased in open market transactions beginning in 2001 following his analysis of the Company and his view of its relative competitive advantages.

John D. McCown, Chairman and Chief Executive Officer of Trailer Bridge, said, “We’re delighted to have someone with Doug’s outstanding financial acumen and business judgment joining our Board. His analytical insight will serve us well. Doug’s capabilities and his ownership perspective are a wonderful value-adding combination for all of our shareholders.” Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico, bringing efficiency, service, security and environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville and San Juan. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include the risks of economic recessions, severe weather, changes in the price of fuel, changes in demand for transportation services offered by the Company, capacity conditions in the Puerto Rico trade lane and changes in rate levels for transportation services offered by the Company.

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